ADDENDUM TO CONVERTIBLE DEBENTURE AND
                        WARRANT TO PURCHASE COMMON STOCK

This Addendum to Convertible Debenture and Warrant to Purchase Common Stock ("Addendum") is entered into as of the 24th day of June 2004 by and between Radix Marine, Inc., a Nevada corporation ("Radix"), and La Jolla Cove Investors, Inc., a California corporation ("LJCI").

WHEREAS, Radix and LJCI are parties to that certain 7 3/4 % Convertible Debenture dated as of March 17, 2004 ("Debenture"); and

WHEREAS, Radix and LJCI are parties to that certain Warrant to Purchase Common Stock dated as of March 17, 2004 ("Warrant"); and

WHEREAS, the parties desire to amend the Debenture and Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Radix and LJCI agree as follows:

1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.

2. Immediately upon execution of this Addendum by both parties, Radix shall deliver 2,500,000 registered shares of Radix's Common Stock to LJCI. Such shares shall be used by LJCI to fulfill Radix's obligation to deliver shares for Debenture conversions and Warrant exercises that are associated with the Warrant prepayment amount set forth in section 3 below. In the event that the 2,500,000 registered shares are not sufficient to satisfy such Debenture conversions and Warrant exercises, Radix shall deliver additional registered shares to LJCI at the time they are needed. In the event that excess shares remain after LJCI has fully used the Warrant prepayment amount set forth in section 3 below, LJCI shall use the excess shares to fulfill Radix's obligation to deliver shares for the next Debenture conversions and Warrant exercises, until the excess shares are fully used.

3. Upon receipt of the 2,500,000 registered shares of Radix Common Stock set forth in section 2 above, LJCI shall wire: (a) $100,000 to Radix, and (b) $50,000, in whole or in part, to an investor awareness company(s) on behalf of Radix. Such funds shall represent a prepayment towards the future exercise of Warrant Shares under the Warrant. The timing of the application of the prepaid funds shall be at LJCI's sole discretion.

4. Effective immediately, and until the Debenture conversions that are associated with the Warrant prepayment amount set forth in section 3 above are completed, the minimum monthly Debenture conversion and Warrant exercise requirements contained in section 3.1(a) of the Debenture and section 1.1 of the Warrant are waived.

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5.    Except as specifically amended herein, all other terms and conditions of the Debenture and Warrant shall remain in full force and effect.

IN WINESS WHEREOF, Radix and LJCI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

Radix Marine, Inc.                              La Jolla Cove Investors, Inc.

By: __________________________                  By: __________________________

Name: _______________________                   Name: ________________________

Title: ________________________                 Title: _________________________

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